SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

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FORUM FUNDS
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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Three Canal Plaza
Portland, Maine 04101
(888) 992-2765
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INFORMATION STATEMENT

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February 10, 2015

This document is an Information Statement for the shareholders of the Absolute Strategies Fund (the "Fund"), a series of Forum Funds (the "Trust"). The purpose of this Information Statement is to provide you with information regarding the approval of the addition of The Boston Company Asset Management, LLC (“The Boston Company”) as a subadviser to the Fund, pursuant to an interim subadvisory agreement between Absolute Investment Advisers LLC (“Absolute” or the “Adviser”) and The Boston Company, effective November 24, 2014 (the “Interim Subadvisory Agreement”) and a new subadvisory agreement between Absolute and The Boston Company, effective December 12, 2014 (the “New Subadvisory Agreement”) (collectively, the “Subadvisory Agreements”).  Under the Subadvisory Agreements, The Boston Company will provide subadvisory services to a portion of the Fund's portfolio (the “Managed Portion”).

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of December 17, 2014 (the “Record Date”) on or about February 10, 2015.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.
THIS IS FOR YOUR INFORMATION ONLY.

Background

Absolute, located at 18 Shipyard Drive, Suite 3C, Hingham, MA 02043, serves as the investment adviser to the Fund pursuant to an agreement between the Trust and the Adviser (the “Advisory Agreement”).  Subject to the supervision of the Adviser and the Trust's Board of Trustees (the “Board”), various asset managers (“Subadvisers”) are responsible for the day-to-day portfolio management of the Fund’s assets allocated to each Subadviser, as further described in the Fund’s prospectus.  The portion of the Fund's portfolio managed by each Subadviser will be determined from time to time by the Adviser, potentially in consultation with each Subadviser, subject to capacity constraints.

The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select unaffiliated Subadvisers for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and such Subadvisers; and (iii) terminate and/or hire unaffiliated Subadvisers without obtaining approval of the Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new Subadviser without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement (“Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief with respect to the Subadvisory Agreements.

212-INFO1-0215

Information about Absolute

Absolute is the Fund’s investment adviser. Absolute oversees the Fund’s investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreement, as initially approved by the Board, including a majority of the independent Board members, on May 5, 2005.  The Advisory Agreement was most recently renewed by the Board on March 21, 2014.

The Fund pays Absolute an advisory fee of 1.60% of the average daily net assets of the Fund.  Absolute has contractually agreed to reduce its advisory fee to 1.55% on the average net assets between $4.5 billion and $5 billion, and 1.50% on the average net assets exceeding $5 billion through August 1, 2015. Absolute may not discontinue or reduce its obligations under this waiver and reimbursement obligation without the approval of the Board.  The actual advisory fee rate paid by the Fund to Absolute for the fiscal year ended March 31, 2014 was 1.58%.

For the fiscal year ended March 31, 2014, the advisory fee owing to the Adviser under the Advisory Agreement was $56,195,212. Of this amount, $646,931 was waived and $27,942,626, or 0.80% of the Fund’s average daily net assets, was paid to the Fund’s Subadvisers and 0.79% was retained by Absolute. The Adviser is responsible for payment of all sub-advisory fees and pays each Subadviser to the Fund directly out of the advisory fees it receives. It is not expected that the addition of The Boston Company will cause any material change to the aggregate percentage of the advisory fee retained by Absolute. For the fiscal year ended March 31, 2014, the Fund placed a portion of its portfolio transactions with Kovitz Securities, LLC (“Kovitz”), a brokerage firm affiliated with Kovitz Investment Group, LLC, a Subadviser to the Fund. The commissions paid to Kovitz were $48,397, which represented the full amount of the Fund’s aggregate brokerage commissions paid to an affiliated broker for the fiscal year ended March 31, 2014.

Information about The Boston Company

The Boston Company, One Boston Place, Boston, MA 02108, is registered as an investment adviser under the Investment Advisers Act of 1940. The Boston Company commenced operations in 1970 and offers a full range of investment management services for institutional clients, high-net worth individuals, and pooled investment vehicles. The Boston Company is wholly owned by The Bank of New York Mellon Corporation and is not an affiliated person of the Adviser. As of September 30, 2014, The Boston Company managed approximately $48.8 billion in assets.

On or about November 24, 2014, The Boston Company entered into a strategic transaction (“Transaction”) pursuant to which it acquired Pine Cobble Capital, LLC (“Pine Cobble”), the subadviser previously engaged by the Adviser to manage the Managed Portion. In anticipation of the Transaction, the Board convened a special telephonic meeting, at which the Trustees terminated the subadvisory agreement between Absolute and Pine Cobble and approved the Interim Subadvisory Agreement between Absolute and The Boston Company to be effective upon the close of the Transaction and remain in effect for no more than 150 days. Following the close of the Transaction, under the Interim Subadvisory Agreement, The Boston Company continued the strategy previously employed by Pine Cobble, as described below, and the members of Pine Cobble who were responsible for the portfolio management of the Managed Portion prior to the Transaction retained those responsibilities for the Managed Portion after the Transaction.

At an in-person meeting held on December 12, 2014, the Board approved the New Subadvisory Agreement between Absolute and The Boston Company. Under the New Subadvisory Agreement, The Boston Company continues to provide the same strategy to the Managed Portion.

The Boston Company employs an opportunistic, event-driven long/short strategy for the Managed Portion. This strategy invests in (or shorts) companies with operational and/or balance sheet driven catalysts that The Boston Company believes will drive significant value creation (or destruction), focusing on the equity and/or debt securities within each situation that present the most favorable risk-reward scenario. This strategy invests predominantly in small and mid-capitalization companies in the U.S. and Western Europe. Messrs. Robert A. Nicholson and Zev D. Nijensohn are responsible for the day-to-day management of The Boston Company’s Managed Portion.

No officers or Trustees of the Trust are officers, employees, directors, general partners, or shareholders of The Boston Company. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which The Boston Company, any parent or subsidiary of The Boston Company, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of The Boston Company.  The address of each individual listed below is c/o The Boston Company, One Boston Place, Boston, MA 02108.

Name                                Principal Occupation
Bart A. Grenier                                Chairman, Chief Executive Officer and Chief Investment Officer
Adam B. Joffe                                 Executive Vice President, Chief Operating Officer
Daniel J. McCormack                     Executive Vice President, Global Head of Distribution

The Boston Company Subadvisory Agreements

The Interim Subadvisory Agreement became effective on November 24, 2014 and the New Subadvisory Agreement became effective on December 12, 2014. The Subadvisory Agreements provide that The Boston Company is responsible for, among other things (i) making decisions with respect to all purchases and sales of securities and other investment assets with respect to the Managed Portion; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased in the Managed Portion and providing voting information to the Fund and its agents in relation to the Fund's annual proxy voting report filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Subadvisory Agreements provide that The Boston Company is not responsible for any action taken or omitted, except for liability resulting from The Boston Company’s bad faith, willful misfeasance or gross negligence in the performance of its duties or reckless disregard of such duties. The Subadvisory Agreements do not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The Interim Subadvisory Agreement was approved by the Board to remain in effect for no more than 150 days and expired upon the Board’s approval of the New Subadvisory Agreement. The New Subadvisory Agreement may continue in effect for an initial term of two years. Thereafter, the New Subadvisory Agreement will continue in effect only if approved annually by the Board or by vote of a majority of the outstanding voting shares of the Fund, and also, in either event, if approved by a majority of the Board who are not parties to the New Subadvisory Agreement or interested persons of any such party (the “Independent Trustees”). The New Subadvisory Agreement is terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders or, on 60 days' notice, by The Boston Company or the Adviser. Pursuant to the Investment Company Act, the New Subadvisory Agreement terminates automatically in the event of its assignment or upon termination of the Fund's Advisory Agreement with the Adviser.

Board Considerations

The Board, including the Independent Trustees, approved the Interim Subadvisory Agreement between Absolute and The Boston Company at a special telephonic meeting of the Board held on November 20, 2014 (the “November Meeting”). After the consummation of the Transaction between Pine Cobble and The Boston Company, the Board subsequently approved the New Subadvisory Agreement with respect to the Fund at an in-person meeting of the Board held on December 12, 2014 (the

“December Meeting”). In preparation for its deliberations at the November and December Meetings, the Board had requested and reviewed written responses from Pine Cobble and The Boston Company to due diligence questionnaires circulated on the Board’s behalf. The Board discussed the materials with Independent Trustee counsel and, as necessary, with the Fund’s administrator, Atlantic Fund Services. During its deliberations, the Board received oral presentations from the Adviser and was assisted by the advice of Independent Trustee counsel.

In evaluating the Subadvisory Agreements, the Board reviewed materials furnished by the Adviser, The Boston Company, and the administrator, including information regarding The Boston Company’s operations and financial condition. At each Meeting, the Board reviewed, among other matters: (1) the nature, extent and quality of the services to be provided to the Fund by The Boston Company, including information on the investment performance of similar accounts managed; (2) the costs of the services provided and profitability considerations; (3) the subadvisory fee, advisory fee and total expense ratio of the Fund; (4) the extent to which economies of scale may be realized as the Fund grows and whether the advisory fee enables the Fund's investors to share in the benefits of economies of scale; and (5) other benefits received by The Boston Company from its relationship with the Fund.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of the Adviser and discussed The Boston Company’s personnel, operations and financial condition. Specifically, the Board considered the adequacy of The Boston Company’s resources and the quality of services to be provided by The Boston Company under the Subadvisory Agreements. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at The Boston Company who would have responsibility for the Managed Portion. The Board considered the Adviser’s representation that the portfolio managers of Pine Cobble who were responsible for the Managed Portion would continue in that role following the Transaction. The Board considered the investment philosophy and decision-making process of those professionals and the capability and integrity of The Boston Company’s senior management and staff. The Board also evaluated the anticipated quality of The Boston Company’s services with respect to regulatory compliance and compliance with client investment policies and restrictions. In addition, the Board took into consideration the Adviser’s recommendation with respect to The Boston Company and noted that, between 2011 and 2014, the portfolio managers who would be responsible for the Managed Portion had provided investment subadvisory services for a portion of the Absolute Opportunities Fund, another series of the Trust that is also managed by the Adviser (“Comparable Fund”). The Board noted The Boston Company’s representation that it is financially stable and able to provide investment advisory services to the Fund. The Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Fund by The Boston Company under the Subadvisory Agreements.

Costs of Services and Profitability

The Board noted that the Adviser, and not the Fund, was responsible for paying the subadvisory fees due under the Subadvisory Agreements. The Board thus did not consider information regarding the costs of services provided or profits realized by The Boston Company from its relationship with the Fund, noting instead the arm’s-length nature of the relationship between the Adviser and The Boston Company with respect to the negotiation of the subadvisory fee rate that would apply to The Boston Company. The Board concluded that The Boston Company’s projected profitability was not a material factor in determining whether or not to approve the Subadvisory Agreements.

Performance

The Board reviewed the historical performance of the proposed portfolio managers of The Boston Company (on behalf of Pine Cobble) in managing accounts in a style substantially similar to that to be employed on behalf of the Fund, including in particular, the Adviser’s evaluation of the performance Pine Cobble achieved for its sleeve of the Comparable Fund during the periods for which Pine Cobble managed the sleeve. In addition, the Board considered the Adviser’s evaluation of the portfolio managers’

performance (on behalf of Pine Cobble) at the Comparable Fund and the Adviser’s rationale for seeking to allocate a portion of the Fund’s assets to The Boston Company for management pursuant to the same strategy as the Comparable Fund. The Board noted that the Adviser had represented that it was pleased with the portfolio managers’ performance (on behalf of Pine Cobble) for the Comparable Fund, although the time period for which the portfolio managers (on behalf of Pine Cobble) managed a portion of the Comparable Fund only represented one part of a full market cycle. Based on this review and all of the relevant facts and circumstances, the Board concluded that The Boston Company’s management of the Managed Portion could benefit the Fund and its shareholders.

Compensation

The Board reviewed The Boston Company’s proposed compensation for providing subadvisory services to the Fund and noted that the total advisory fee paid by the Fund would not change because the subadvisory fees are paid by the Adviser and not the Fund. Further, the Board noted that the advisory fee paid by the Adviser to The Boston Company would be no greater than the compensation paid under the previous contract with Pine Cobble.

The Board considered that the Advisory Agreement had been most recently considered and renewed on March 21, 2014. The Board recalled that, at that time, the total management fees paid by the Fund had been compared to fees paid by other similarly managed mutual funds and the Board specifically considered that the Adviser’s advisory fee rate and the total expense ratio of the Fund were each the highest for its Lipper peer group. The Board further recalled noting, in connection with the Advisory Agreement renewal, the Adviser’s representation that the Fund more closely resembles a hedge fund than the mutual funds in the peer group and that such hedge funds’ fees typically consist of a much higher base advisory fee and an additional performance fee.

The Board also recalled noting that it is difficult to make a meaningful comparison of the Fund’s expense ratios to those of its peer group due to variations between the services provided by the Adviser to the Fund and those included in the fees paid by other funds. Finally, the Board recalled noting that the Adviser had entered into an agreement to waive its advisory fees at certain breakpoints. After consideration of these matters, the Board concluded that, in light of the reasonableness of the Adviser’s overall fees, the subadvisory fee rate negotiated by the Adviser and The Boston Company was not excessive.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the Subadvisory Agreements. The Board determined that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate.  Based on the foregoing information, the Board concluded that economies of scale were not a material factor in approving the Subadvisory Agreements.

Other Benefits

The Board noted The Boston Company’s representation that it would not receive significant ancillary benefits as a result of its relationship with the Fund. As a result, other benefits accrued by The Boston Company were not a material factor in approving the Subadvisory Agreements.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Fund is a multi-manager Fund for which the Adviser identifies Subadvisers whose strategies it seeks to combine to achieve the Fund’s investment objective, the Board gave significant weight to the Adviser’s recommendation that The Boston Company be appointed as a Subadviser to the Fund and to the Adviser’s representation that the appointment of The Boston Company would positively contribute to the

Adviser’s successfully executing the overall strategy of the Fund. The Board reviewed a memorandum from Trust counsel discussing the legal standards applicable to its consideration of the Subadvisory Agreements. Based on its review, including consideration of each of the factors referenced above, the Board determined, in the exercise of its reasonable business judgment, that the subadvisory arrangements, as outlined in the Subadvisory Agreements, were fair and reasonable in light of the services to be performed, expenses to be incurred by the Fund and such other matters as the Board considered relevant.

Fund Ownership Information

As of the Record Date, there were 160,484,373.371 shares and 5,232,592.184 shares outstanding of the Fund’s Institutional and R Shares, respectively. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following tables set forth, to the best of the Trust's knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Institutional Shares

Name of Beneficial Owner	Number of Shares	Percentage of Class
Charles Schwab & Co. Inc. Special Custody Account FBO Customers	58,433,862.624	36.41%
National Financial Services For the Exclusive Benefit of Our Customers	38,884,706.893	24.23%
Mori Co.	11,282,557.827	7.03%
BNY MIS Trust Co. FBO Wrap Clients	8,206,785.384	5.11%

R Shares

Name of Beneficial Owner	Number of Shares	Percentage of Class
Charles Schwab & Co. Inc. Special Custody Account FBO Customers	1,374,762.175	26.27%

Additional Information

Shareholders can find additional information about the Fund in the Fund’s most recent annual report dated as of March 31, 2014, and in the Fund’s semi-annual report dated as of September 30, 2014. Shareholders may obtain copies of these materials free of charge by calling 1-888-992-2765 or writing to the Fund, c/o Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Copies of the Fund's prospectus, statement of additional information, annual report and semi-annual report can be viewed online or downloaded from the Fund's website at www.absoluteadvisers.com (when available). Shareholders may request another copy of this Information Statement or the annual report by writing to the Fund at the address above or by calling the telephone number above.

The Trust does not hold regularly scheduled meetings of shareholders of the Fund.  Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals to Secretary, Forum Funds, Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101, Attn:  Shareholder Proposals.

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 300, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.